Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q3 2007 Tidewater Earnings Conference Call

Event Date/Time: Jan. 24. 2007 / 10:00AM ET

CORPORATE PARTICIPANTS

Dean Taylor
Tidewater - Chairman, President and CEO

Keith Lousteau
Tidewater - CFO

Steve Dick
Tidewater - Executive Vice President

Jeff Platt
Tidewater - SVP

CONFERENCE CALL PARTICIPANTS

Ken Sill
Credit Suisse - Analyst

Pierre Conner
Capital One Southcoast - Analyst

Daniel Henriques
Goldman Sachs - Analyst

PRESENTATION

Operator

Good morning. My name is Jennifer, and I will be your conference operator today. At this time I would like to welcome everyone to the Tidewater fiscal third quarter earnings conference call.

[OPERATOR INSTRUCTIONS] I would like to now introduce Dean Taylor, Chairman, President, CEO of Tidewater. Thank you. Mr. Taylor, you may begin your conference.

Dean Taylor - Tidewater - Chairman, President and CEO

Good morning, everybody, and welcome to the Tidewater third quarter fiscal year 2007 earnings conference call. I’m Dean Taylor, Tidewater’s Chairman, President, and CEO, and I will host today’s call. With me today is a frog lodged squarely in my throat, for which, depending upon how things go, I may turn over my prepared remarks to Joe Bennett, our Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer, for recitation. We also have Keith Lousteau, our Executive Vice President and CFO, Jeff Platt, Executive Vice President in charge of day-to-day marine operations, Cliffe Laborde, our Executive Vice President and General Counsel, and Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, vessel acquisitions and dispositions. Before I begin my further remarks I would like to ask Keith to read our Safe Harbor statement, please.

Keith Lousteau - Tidewater - CFO

During today’s conference, Dean, I, and other Tidewater management may make certain comments which are not statements of historical fact and thus they constitute forward-looking statements. I know you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment we may make today. Thank you.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, Keith. This morning we’re very pleased to report our quarterly earnings of $1.67 a share, at the high end of the range of guidance we provided in our press release last week. These earnings include a $0.07 per share gain on the previously announced sale of three of our tugs to Crosby Marine in December of 2006. I believe that this quarter underscores the strengths of our Company and its strategy. For some time we have been suggesting that among Tidewater’s strengths are the diversity of its equipment, its worldwide footprint, and its ability to move vessels from market to market. This quarter highlights those strengths as well as the strength of Tidewater’s balance sheet and its discipline in asset replacement, disposition, and value creation. The primary driver of the Company’s earnings growth this quarter was its international operations, which provided almost 80% of total revenue and profit in the quarter. During the December quarter, eight vessels were mobilized out of the Gulf of Mexico to several different international areas permitting them to work under more attractive conditions than they had enjoyed in the Gulf of Mexico. The movement of those vessels, which included both PSVs and crew boats and both newer and older vessels had and should continue to have a positive effect on our overall earnings and add to our international profitability. Clearly those mobilizations will also remove those vessels’ profit contribution from our future domestic operating results unless and until conditions warrant remobilizing some or all of our internationally based U.S. flagged vessels, potentially over 50 in number, back to the Gulf of Mexico. Our domestic business continued to contribute to our profit in the quarter. Nevertheless, in the near term our international business should be the primary driver of our earnings.

We also moved an additional 10 vessels from some international markets to others to better serve our customers and shareholders. Although such movement was expensive we were able to not only maintain last quarter’s operating margins but increase them slightly to 55.8%. Utilization in day rates internationally were again very strong. We saw increases in utilization across all of our larger vessel classes, which pushed rates to higher levels as well. Our deep water class of vessels continued to work at effectively full utilization and posted higher day rates. Rates also increased for our international fleet of supply and towing supply vessels in virtually all of the international areas that we serve. As Keith will detail shortly, our lower effective tax rate resulted from the proportionally larger contribution of our international business to overall profitability. We also saw an increase in our domestic day rates although overall domestic utilization was flat compared to last quarter. Our deep water domestic vessels worked at 100% in the quarter and higher day rates from those vessels resulted from that utilization. Supply and towing supply vessel utilization was down compared to last quarter but day rates in that division also rose in spite of lower utilization. The decrease in our U.S.-based revenues and operating profits in the December quarter versus the September quarter was due primarily to the sale of our U.S.-based tug fleet and the departure of the eight vessels from the Gulf of Mexico market. But as we have demonstrated by our proactive shifting of vessels out of this market, we have flexibility to protect and enhance our profitability that many of our competitors lack. Vessel operating costs, which totaled $123.9 million in the December quarter were in line with the guidance Keith provided on our last call. As many of you have heard from both rig and other OSV operators, we continue to see cost pressures impacting not only mariner compensation, but rising prices for supplies, repairs, and shipyard expenses.

We continue to concentrate on managing all of our costs in order to be as efficient as we can, while not sacrificing safety or the quality of our dedicated workforce, yet pressures remain. We purchased none of our shares this quarter. We remain committed to returning capital to shareholders through repurchases as well as to reviewing our dividend policy. We review our dividend policy frequently at board meetings. And though we don’t comment on the timing or the criteria used for our share purchasing decisions we do our best to ensure that those decisions are good ones. We have $117.5 million remaining in our board authorized share repurchase program that will expire on June 30, 2007. We also remain committed to the idea of economic value added, or EVA. In this fiscal year, for the first time in Company history, all bonuses paid to management will be based upon economic value creation as well as our safety record. Before I turn the call over to Keith I would like to highlight one additional item of importance. During the quarter we also saw very positive results from our ongoing vessel disposition program. We sold or scrapped 21 vessels. We sold 12 and scrapped 9 in the December quarter, which I believe is notable as it underscores our commitment to rationalizing our fleet. While we continue to bring new vessels into the fleet, we intend to remove our lower end vessels not only from our fleet but as best we can from the OSV market entirely. Now Keith will give you his rundown on our quarterly numbers.

Keith Lousteau - Tidewater - CFO

Good morning, everyone. I’d like to remind you of the availability of our Form 10-Q. It is being filed as we speak here today. It should be available through the normal reporting services at the end of the telephone call. We did have, as Dean mentioned, two press releases, the early release on January 12th and the release this morning of January 24th with a little more detail on the quarterly earnings. I thought I’d start this morning’s comments with a rhetorical question, because I felt like that that best describes the quarter in Tidewater in general to the public as Tidewater exists today. My question to you would be, when is a 9% decline in revenue and a 14% reduction in operating profits from one’s major operating areas not necessarily bad financial news? Well, the answer is obviously when you’re Tidewater and when those revenues and operating profits haven’t necessarily been lost but merely shifted to other areas of the world where we operate.

First of all, a comment on the nine months versus nine months. For the nine months ending December of ‘06, we reported $4.80. During that period from last quarter and this quarter we reported to you that $0.38 of that came from the sale of those 14 tugs that we did, so if we were to factor out the 14 tugs we’re reporting — I guess the term — normalized earnings for the nine months of $4.42. For the comparable period last year we reported $2.99, but in that period we had the very unusual sale, if you will remember, of the six KMAR vessels at a gain of $0.74. So factoring out the unusual item from that nine month period would have left us at $2.25 last year, $4.42 this year, a real nice 97% increase in earnings year to date, last year versus this year. Perhaps more importantly, though, looking at the numbers for the quarter itself, the most recent quarter. Today, as Dean mentioned, we’re reporting earnings of $1.67, $0.07 of that was made up of the sale of the final three tugs from the previously announced sale of the 14 tugs to the Crosby group. Other than those tug sales, we did have a quarter which I think was very normal in disposing of older equipment, as Dean mentioned to you, some 22 vessels or so were disposed of. We had a gain of $2.8 million on the others, setting aside the three tugs which were sold at a gain of about $6 million. Once again, as you look at our revenue and our revenue makeup, the acceleration from domestic, the proportion from domestic to international once again accelerated towards international, thus causing us to once again have to reevaluate and adjust our overall projected tax rate for the year. We’re now estimating a 21% tax rate for the year, down from last quarter’s 22%. When did you that, you ended up with a 19% tax rate for this quarter, because you had a 1% catch-up from the earnings that were reported in the first six months.

Revenue for the quarter came in at $280.4 million, which was a nice 3.4% increase, or a $9.2 million increase from the September quarter, and as we’ve always said, and if you’ve ever heard a Tidewater financial presentation, we continue to talk about leverage within the fleet, and we don’t generally talk about the balance sheet, we talk about revenue leverage. During this same three-month period our operating costs were up only $1.4 million while revenue was up $9.2 million, and I think we took delivery of one, perhaps two new vessels during that period of time. So once again, net income and EPS earnings at Tidewater that are highly tied to the top line, to the revenue line. I don’t think there was any other noteworthy items, G&A costs were up about $1 million during the quarter from the previous quarter. Some of that again coming from the fact that we constantly, with earnings coming in where they have for the year, we’ve had to adjust some of our incentive programs, and as you have to adjust those later in the year you end up having to catch up from previous quarters also. So G&A came in at $24.9 million, a number that’s probably in line with what I would expect for the next quarter, perhaps a little bit lower, 24.5, or something like that. Operating profits in the Gulf of Mexico, as I mentioned in my question, were down 14% to $22.78 million, whereas at the same time, operating profits in our international segments increased by 12%, they increased up to $86 million. So it’s a real nice situation where 80% of your business is generating a plus 12% whereas the other 20% of your business generated the minus 14%. Overall, between those two factors, operating income rose by 5.4% in the quarter, a nice gain in the quarter, and perhaps a surprise to some individuals following Tidewater.

Looking at the revenue breakdown a little bit more directly, our domestic revenues were down about 9% for the quarter, but remember, that was directly tied, about $4 million was lost revenue from the tug sale. We lost from the September quarter about $5.4 million of revenue that had been tied to the eight vessels that left the Gulf. We did pick up a little bit of revenue from the introduction of two new vessels, or two additional vessels during the quarter. One of them was a stretch vessel coming out of the shipyard. So overall, a 9% decline in revenue, whereas internationally we had a nice pickup of 7.1% in our revenue factors. And overall marine revenues, as I said earlier, went up to $280.5 million, which is a 3.4% increase from the September quarter and is actually a 23% increase from the December quarter a year ago. Operating costs, cash operating costs came in at couple dollars below $124 million. As you will see when you look at the details, once again the pressure in regard to that area continues to come from crew costs, not only domestically but from around the world.

It was a quarter that we had a little bit lighter repair and maintenance than in the previous quarters. Looking forward, more importantly, I remind everybody again that our March quarter is a quarter that has two fewer days than the December quarter. That generally means more to us on the revenue side than on the expense side, but it should help with a little bit of relief on the expense side. We’re anticipating R&M, or dry docks for the quarter will be up just a little bit from where it was last quarter. We continue to benefit quite handsomely financially from our safety record, a good safety record going through the end of the year will certainly help us in controlling operating costs. I would estimate that in the March quarter, the bottom of the range would be kind of a duplicate of where we were at $124 million, but I think more realistically if I were modeling my numbers I would expect an operating cost number that’s going to be in the 125 to 127 range.

Looking at some statistics for the individual classes around the world. As we always do talk about domestic first, I think will you find the tables interesting. If one looks in the 10-Q this time, because one will see that on the average in the September quarter, we had 77 vessels operating in what we identified as our domestic operations. That average number of vessels in total for the December quarter is listed at 68, and as we sit here today it’s down to 65. So we’ve had a substantial reduction in the number of vessels. In fact, the number of vessels, 12 to 15% reduction is not reflected in total in the revenue which I mentioned which was only down by about 9%. So vessels leaving the Gulf but, at the same time, having some actual pickup in individual day rates. Looking at the individual classes of the deep water boats in the Gulf of Mexico, we had, on the average, seven for the quarter. We continue to have seven day rates in the September quarter for that class, we’re at $23,440. The December quarter, it was up nicely to $26,550. Today it’s averaging about $26,900. Utilization for the quarter, for the first time I think I can remember, we’re reporting 100%. I don’t think we missed a revenue day from any of the seven vessels, and that continues to be the factor today. Now, I must warn everybody a little bit here and how you put it in your model, I’m not sure. Of the seven vessels, one of them is anticipated to leave the Gulf of Mexico for a international assignment. It’s anticipated to leave about February 15th. At that time, whenever it leaves, the day rate average for this class should fall into the 21 or $22,000 range. So if one were modeling it, perhaps they could take the current 26.9, average that with about a 22, then assume 6 to 6.5 boats, whatever is necessary to come back to a kind of revenue model for the quarter. The supply — towing supply division, we had 46 vessels on the average during the quarter. We continue to have 46 as we speak today. This is where Dean mentioned we had a nice pickup in day rate where the average for that class in the previous quarter was $12,100. We’re reporting that that class averaged $12,650 for the quarter. And as we sit today that class is still earning about $12,700, but as has been reported by other parties and ourselves, we did see some utilization decline in that class. In the September quarter we reported 64%, the December quarter we’re reporting right at 60% or exactly 59.6%, and today we’re in the 56% to 57% range again, so another 2 or 3 point deterioration in utilization in that class.

Crew and utility boats, where we averaged 13 last quarter, we now have 12. Day rates, in this class, did — the one class that we saw a little bit of diminishment in day rates. We had reported $6,456 in September. The December quarter is averaging $6,264. Today we continue somewhere in the $6,200 to $6,250 range. Utilization has remained flat across the board in that division.. In December we reported 87.2%, and today we’re right on that exact same, about 87% today.

Looking internationally, once again you’re going to hear the story here is one of utilization more so than day rate pick up. Deep water, on average, we had 29 vessels. Today we have 29 vessels working in that class. In the September quarter we reported right at $19,600 for the average day rate. For the December quarter we’re reporting an average of $20,206. And today, as we speak, once again the average is now about $20,500. Utilization in that class in the December quarter was 95.4%. And today we’re still in the 96, 97% range. So effectively 100% utilization of that class only missing revenue days when we’re moving from job to job, or when we’re in a mandatory shipyard situation. The supply — towing supply class and this is the class where you will notice the increase in the number of vessels internationally. Most of the vessels that left the Gulf fall into this class.

In September we reported an average number of vessels in this class of 205. In December we reported an average of 211. And today we’ve got 212 vessels working in this class. Once again, nice day rate growth. Last quarter about $8,300. For the December quarter, $8,682, a nice $350, $375 per day growth there. Today the rate is still in that range, right at about $8,700. In the December quarter we reported a utilization growth up to the 79.8% range. And today we estimate that utilization is in the 80% to 81% range. So once again increasing day rates in the basic international fleet and some utilization pickup. Crew and utility, internationally we’ve had a noticeable number of increases in vessels there. In September we had an average of 70 vessels. December we had an average of 72 vessels, and today we have 75 working. I generally don’t mention that class but since we’ve had such a nice growth in the assets I thought I would mention it. Day rates, pretty stable. $3,895 in September. Grew about $100, up to $3,982 in the December quarter. Today we continue to run right at $4,000. Once again, utilization in that class grew to 89.3%, and today we continue to run at 87% or 88%.

So a little bit overall recap, a little bit of a diminishment in utilization in the boat supply, towing supply vessels in the Gulf of Mexico but strong day rates and internationally some growth in day rates but noticeable increases in utilization during that period of time. Balance sheet comments — once again remain quite strong. $300 million of long-term debt. We have — in other liabilities for the first time we have a vessel that we are treating as a capitalized lease for accounting purposes, so we have $10 million in the other liabilities, so I guess my real definition of long-term debt today would be about $310 million. That’s a gross debt to total cap ratio of about 14.7 and a net basis of 0. Couple of final comments dealing with new construction program, and then we’ll talk a little bit about cash flows.

Today, Tidewater has 30 vessels under contract to be delivered and added to our fleet. In this quarter the March quarter, we’re going to add two vessels, one anchor handler, that was added. Internationally we added an anchor handler, the mid-size of the supply — towing supply class, it was added on about January 4th, and we are adding one tug that once we take delivery will be adding to a five-year contract in an international market. In the fiscal ‘08 year, we are going to be taking delivery of 21 vessels. I would ask everyone to go to the 10-Q. For the first time we have added a nice new table to the 10-Q that breaks out our deliveries on a quarterly basis over the next 15 months. So if one wants to see the make-up of the 21 vessels as to what are the types of vessels, which class they are going to enter, and the approximate period delineated by quarter, and that’s based on shipyard deliveries as we know them now, there’s a nice table there to help with you that modeling. To date, the 30 vessels we have under construction are a total financial commitment of right at $390 million. $100 million of that’s already funded. We have $290 million yet to be funded. That funding will be made up of about $96 million in this March quarter. We’re only committed to the tune of about $124.5 million fiscal year ‘08, and then this program tops out at $69.3 million of expenditures in the ‘09 program. I think if you were to compare this commitment table quarter to quarter you will see that we did a fair job during the quarter adding some additional equipment to the commitment list during the quarter.

Once again, some — just a couple of final comments, although we don’t generally talk too much about it. If one were to go to our cash flow statement for the nine months, if one were to do, I guess, the generally assumed EBITDA calculation and I understand that’s not a GAAP calculation, so I’ll explain it, as if one were to take earnings, add to that depreciation, add to that a tax number and, in my case, take out the sales number, because that’s $40 million that we acknowledge is a little unusual, you would come out with that definition of EBITDA, or that mathematical calculation of about $387 million for the nine months that equates to about $6.93 for the nine-month period. I forgot to mention earlier that we did have about 55.8 million shares outstanding in our fully diluted calculation and, as Dean mentioned, since we didn’t buy any additional shares during the quarter, I would expect that the average number of shares for calculating earnings next quarter to remain unchanged. It should be right in regard to that 55.8 even if we are able to get back into the market, even if we were to spend an appreciable amount of money on stock repurchases in the September quarter, they would generally be so late in the quarter that they would not have a significant change on the average number of shares outstanding. One final comment, and it does relate to the significance of the new boats that we have under construction as we’re talking today. We talked about having the two boats coming in, in this quarter, and then 21 boats coming in next — all throughout next fiscal year. We did a little exercise this morning, taking current day rates for those vessels, assuming that when they enter the market over the next 15 months, if we get current day rates, if we’re able to achieve 90% utilization, which is in line with what we’re doing now for our new builds, that by the end of the final boat being introduced into our fleet, which would be certainly by all of the ‘09 year, those fleet additions should add somewhere in the 110 to $120 million range. Would we have any diminishment in revenue from older vessels leaving during that period of time? Time will tell, but nice future addition to revenue based on current economics. I’ll be available for any questions afterwards, but I’m going to turn it back to Dean for his final comments.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you. I’d like to try to address some of the current industry issues that have recently been raised in the investment community, especially as they relate to our ongoing profitability. Continuing exodus of rates from the Gulf of Mexico have some analysts questioning the sustainability of that market. First I would like to point out that it was hardly more than three years ago that we had nine consecutive quarterly losses in our Gulf of Mexico business segment. A good deal of those losses was the result of a strategy that we tried, one of maintaining rates at the expense of utilization. In September of 2003 we decided that it was a strategy that needed to be changed. Changing strategy as well as management in the division resulted in dramatic improvement to our domestic bottom line. We certainly had some help along the way from hurricane repair work and some increased activity levels on the E&P side. It’s fair to say, however, that by right sizing our domestic business to the market at hand, results improved dramatically. We have had many years of experience dealing with the volatility that is inherently part of the Gulf market. Remember that in 2001, just over five years ago, there were 171 rigs actively drilling in the Gulf. Today there are about 80. As our results show, we have adapted to the market that is presented to us, whether that be in the Gulf or elsewhere in the world. We have reiterated in our recent presentations that for Tidewater the exodus of drilling equipment has provided tremendous opportunities to put our vessels to work in overseas areas where the demand for additional rigs has not abated, and where we already have established infrastructure. We are an international, international, and international company, and, yes, we have business, too, in the Gulf of Mexico. What seems to us to count is the volume of our business and not simply the region from which it comes.

Virtually all offshore rig operators continue to predict rig shortages in the international market. New rigs being added to the international fleet are coming on stream with long-term contracts already in place. We are fortunate in that those overseas market are as much our backyard as is the Gulf of Mexico, and as such we have the flexibility and the equipment to position and reposition our fleet and efficiently leverage our vessels to support these drilling programs. While I acknowledge that it would be easier for all of us if the activity in the Gulf market remained at the levels we saw last year, the negative effects of Gulf volatility seem to be more muted for us than for some of our competitors. We have already commented on the eight vessels that we moved from the Gulf in the December quarter. We anticipate moving additional vessels out of the Gulf into the international market during this March quarter. A gain for longer term work and for what we think will be improved profitability overall. The other question that seems to loom over our industry is that of new capacity, both on the rig and OSV side. We’re quite pleased that we began our new build and replacement program some seven years ago as the bulk of our new equipment is already in the market and working very profitably for us. As we point out in our presentations, we believe that we have the largest fleet of new vessels in the world. The boats joining our fleet in the near term appear to be the right vessels to fill demand in most of our work areas. We have no reason to believe that they will also not be well received by our customers. There is the question of overall capacity and whether and how the remainder of our older tonnage will be replaced in view of the numbers of new build in the worldwide order book. These are valid questions. We do not ignore them. We do not advertise our strategy for dealing with them because we are without a strategy but because we believe that telegraphing it to the competition only lessens its effectiveness. We believe that our results for this quarter and this year are no accident. Suffice it to say that we have operated in most parts of the world for decades and so rationalizing our fleet in any given market is something we are used to doing. Given our continued commitment to making the most of our fleet, not only by building and buying vessels that our customers need, but by removing those that no longer suit our markets, we believe that we should be able to profitably weather any potential short-term timing issues related to a rising industry capacity, should they arise. While we continue, in a disciplined fashion, to continue to replace the earnings power of our older tonnage. With that I will now open the line for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] We’ll pause for just a moment to compile the Q-and-A roster. Your first question comes from the line of Ken Sill with Credit Suisse.

Ken Sill - Credit Suisse - Analyst

good morning. Congratulations on a good quarter.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you.

Ken Sill - Credit Suisse - Analyst

I wanted to follow up on, you know, basically the fleet replacement issues. Good morning. So clearly there’s a lot of old vessels that should be retired. You’re doing that. But in terms of just Tidewater alone where, do you guys stand in terms of the average age of your fleet right now, and what do you think on a long-term basis is the useful life? Do you really need to be building, if you’ve got 300 or 400 boats, you know, 30 boats a year, I guess, to kind of keep — well, not 25. Half that. 10 to 15 boats a year. That a good kind of long-term way to look at in the but obviously it’s lumpy, so I’m trying to get a feel for that.

Dean Taylor - Tidewater - Chairman, President and CEO

A lot is going to depend upon whether there’s an air pocket in the market, whether there’s not. If there’s an air pocket in the market we may be able to renew our fleet in a much faster fashion with somebody who has gotten into trouble with some of the speculative building. If there’s not an air pocket, I think your rationale is pretty much in-line. But we’re not replacing vessels per vessel. We are replacing the earning power with one vessel with the earning power of another vessel. Not only just replacing it, but actually growing earnings power. I think if you ask me what I would consider to be the useful life of a vessel I mean, it’s sort of like an airplane. The useful life can be prolonged for a very long time, but the key question is what is the customer going to fly. In our case, what kind of vessel is the customer going to charter. Because of our safety record, we have a fair number of mature vessels that are on charter. The customer believes that we can operate them safely. They like the day rates as compared to some of the newer equipment, so our older pleat is doing quite nicely, but at some point there is going to be a time when the customer is going to say, you know what, we just think that you need to start replacing some of that equipment. Of course, we are doing that. A number of customers around the world have 20-year age limits on vessels, independent of the condition of the vessel, the operator of the vessel. Some customers have, you know, it’s crazy, but it wasn’t long ago that Penex was having tenders and they would accept no quotation for any vessel that was older than five years old. A lot depends on what the customer is going to take.

Again, one of the advantages is of being as economically, geographically dispersed as we are is that in some places older vessels seem to work better than newer vessels and vice versa — All those factors factor into how we replace our fleet. Again, the real wildcard is will we be able to pull off some sort of acquisition in the interim, which, of course, is our preferred method of renewing the fleet if we can, if we can get the right kind of pricing, but with that kind of pricing these days seems to be very hard to find. Have I answered your question?

Ken Sill - Credit Suisse - Analyst

Well, yeah, we can kind of work through the numbers ourselves when we get the Q on what that implies for cash flow, but I guess the follow-up, then, what do you see as the prospects for an air pocket. I know, you know, you can’t really say, but you do see the offshore fleet is growing, but a little bit slower than the offshore vessel fleet. You’ve seen a big correction in some of the North American levered stock, gas is a lot of uncertainty.

Could you see an air pocket developing and be sustained in one market, like the U.S., and not spread to the rest of the world, and what do you see as the prospects for continued rate increases from here?

Dean Taylor - Tidewater - Chairman, President and CEO

I think the big question is will all the rigs go to work or not. My feeling overall is they will. There may be some lumpiness in whether they get contracts or not, but I think, unlike you and I — I don’t know whether you are, but I can certainly remember back to 1982. In ‘82, there were all those rigs coming, and, of course, many of them did not go to work. But I think that the overall macro picture and the geopolitical picture is one such that the probability of all the rigs going to work is very high. That being the case I think that the worldwide order book for vessels, even though it’s probably a little bit bigger than it should be, I think it’s okay. It it’s something that we feel like we can manage.

Let’s just take the worst case. I was telling one of our managers the other day, I was in Dubai, where I think I picked up this bug. I was saying, let’s just say the worst case, every old boat at Tidewater goes off charter, and rates remain relatively constant for the rest of the fleet. Hell, that’s still about $3 a share in earnings. That’s not too bad. I don’t think we’re going to get anywhere near the worst case. To the contrary. If the worst case comes I think there are going to be some operators who are really leveraged. I think we are going to have some buying opportunities. If the best case, that is, that the market remains strong, all the rigs go to work, boats continue to be utilized fully— relatively fully utilized, hell, that just means our older boats are going to find homes for a longer period of time. I think we’re in pretty good shape. We have got a delicate balancing act. We acknowledge that.

To answer your first question, how old is our average age, some where between 18 and 19 years old, I would guess. But it’s getting younger. And I think ideally there are a lot of our competitors say we want the newest fleet. Well, I don’t really think we need the newest fleet. If you have, say, a 25-year-lived assets, I think you want your average age to be somewhere around 12.5, so that every year some are peeling off the back end, some are coming in the front end, and you have sort of some stability in what you’re doing. Unfortunately we got caught in a situation where we had 509 old ships that needed to be replaced in 2001. We have been doing it diligently, and in a disciplined fashion, and we still have more of that to go, but I’m confident that with Steve and Jeff and the rest of our team, we are going to do that very well.

Ken Sill - Credit Suisse - Analyst

Okay. Well, thanks. I’ll let somebody else ask a question.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, Ken. Good talking to you.

Operator

Your next question comes from the line of Pierre Conner with Capital One.

Dean Taylor - Tidewater - Chairman, President and CEO

Hello, Pierre.

Pierre Conner - Capital One Southcoast - Analyst

Morning Everybody Dean, I’ll ask this question; Steve can answer if you want to give your frog a rest. Curious about the boats that are in your order book. There’s been a lot of talk about the shipyards and recent costs as well as delay issues. Wondering if you could, and maybe Steve could, answer. Of the 30 vessels there, over the last six months, what have you experienced relative to changes in delivery dates on that order book?

Dean Taylor - Tidewater - Chairman, President and CEO

The frog will rest.

Steve Dick - Tidewater - Executive Vice President

Well, it’s kind of been a mixed bag. Suddenly the shipyards around the world and we stay in touch with a lot of them, and in negotiations with some of them as we speak, but they’re feeling their oats everybody know that the order books are full. The equipment provision seems to be the toughest thing for everybody on when they can get equipment and when they can make — when they can make deliveries, but there are still some 2008 deliveries, although many are now talking 2009, 2010. There’s also some opportunities on some of the speculative building. I think we’re still at a point where we can do it in a rational basis and be disciplined. There’s a lot of numbers being floated out there that I don’t think are going to hold up, so we just keep pinging on everybody, and when we get an opportunity we think we can do something, but it’s really the equipment that is the biggest problem right now for the shipyard. And their coughs have gone up as well but it’s really the equipment provision that’s the biggest delay right now in trying to place order. Existing speculative equipment as it comes along, depending on the owner and whether he’s really a long-term player or not, there’s some opportunities there for us. And we’re looking at those all the time.

Pierre Conner - Capital One Southcoast - Analyst

that kind of answered my second question but I just wanted to be clear on the first one. Your order book, have you had an average of a month or two slippage that you have experienced over the last six months from what they originally told you on delivery dates?

Steve Dick - Tidewater - Executive Vice President

No, we really haven’t. The ones we have on order, of course, some of them don’t come until 2009, but at least the ones that are 2007 deliveries, there has been no real delays to speak of.

Pierre Conner - Capital One Southcoast - Analyst

Okay. That’s —

Steve Dick - Tidewater - Executive Vice President

There might be a few days for some weather. Typhoon’s. But nothing of any consequence so far.

Pierre Conner - Capital One Southcoast - Analyst

Okay. Then on what you were just hitting on with the speculative deliveries, so at least according to my data there’s maybe 170 vessels, anchor handlers, for delivery in calendar ‘07.

Could you break that down a little bit for us on, of that, what is the real shopping list of speculative builders that if the market is stable, but maybe they just don’t have the personnel or the operating infrastructure, what is your shopping list on a percentage of that fleet, that you might could be looking at?

Steve Dick - Tidewater - Executive Vice President

I think all of it is in play. It all depends on the build. Some of them, you know, deciding for themselves that maybe they have too much equipment on line, and if they can flip that, and there’s not — not a real stretch on what they’re asking for, then maybe we can talk to them. But there are some pure speculators, and there are other people that are smaller operators, that if they take delivery of everything will become larger operators, and some of those are having a little pause now about whether they want to be that size or not. We just evaluate them as they come along.

Pierre Conner - Capital One Southcoast - Analyst

great.

One more quick one, and that is, maybe for Keith, maintaining U.S. flags on the 50 international vessels that are out of the gulf right now, I think it would cost you additional. If you make a decision to not maintain, can you quantify what low hanging fruit there is in terms of dollar amount there, if that’s the correct assumption?

Keith Lousteau - Tidewater - CFO

We are going to address that twice. I am going to ask Jeff to answer you as to perhaps the difference in operating cost by removing the U.S. flag From my perspective, the extra cost of maintaining the flag is the U.S. tax posture on those vessels versus the international tax posture. We’re coming up now for the second anniversary of the — kind of the release of the yoke off of Tidewater and the tax burdens that were placed on our industry. And right now to keep those boats overseas their earnings, the vessel earnings itself are still taxed at a full 35% in the United States, where as we’ve openly spoken that if those vessels were foreign flagged, they would generally carry probably a 12 to a 14% overall tax rate. So you can bet the tax department and Mr. Lousteau has constant conversations with Jeff and Steve about do you want to pay this extra cost for the insurance policy being able to bring those boats back. So there is some tax inequity, there’s some tax benefit to be gained, and let Jeff talk about perhaps the difference in operating costs.

Jeff Platt - Tidewater - SVP

On the operating costs it’s very little difference, what you have to have with U.S. flagged vessels, maintain a U.S. master on board, but other than that we use our international crews and do quite well with the vessels and we maintain them to the same standards we maintain all of our vessels. So really at the end of the day in operating costs, there’s not a whole lot more.

Pierre Conner - Capital One Southcoast - Analyst

Very good gentlemen. I’ll turn it back to somebody else. Thank you.

Operator

your next question comes from the line of Daniel with Goldman Sachs.

Daniel Henriques - Goldman Sachs - Analyst

hi, good morning. My question is to follow up on a previous question about supply increase for this calendar year. Even if you assume all the rigs, find jobs would you still be concerned about a timing mismatch of the boats arriving before the supply arrives regardless of your view of for late ‘07 or 2008, is that timing mismatch a concern for you?

Dean Taylor - Tidewater - Chairman, President and CEO

I’m trying to figure out that the — I’m trying to figure out — not what to say but how to say it, because I think — sure, there’s concern about potential taming mismatches, but I think a lot of that is overblown. I won’t mention any names but I think some people have certainly overblown that potential mismatch, and, you know, I just feel like we’re going to be at pretty good shape to manage that. I don’t want to say how we’re going to do it exactly. I’m not even sure we know exactly how we’re going to do it, but dog-gone it, we keep doing things and I think we’re going to continue to keep doing things. We have got a real bunch of hustler’s out in the field, really good guys, they run very safe operations, and the customers love them. And I think there could be in some markets some pressures from new equipment coming in where somebody says, well, Joe’s got a new vessel and he’s willing to work it for the rate of — somewhat close to your old vessel.

Some of that could happen, but the market absorbed over 100 vessels this year without a blip. Nobody even blinked. With all of the activity, a lot of it related to development, it’s not necessarily tied to exploration activities. Am I concerned? Sure I’m concerned. As a manager I better be concerned. As much as I get paid, I better be concerned. But I think that our team is going to manage that challenge pretty dog-gone well. Plus, of the new boats coming in, we’re going to have 30 of them. Our customers, the ones we have now, they are going to prefer us to our competition. So I think — and, you know, we have absorbed, I forget the number in the last year or, so how many new boats we have absorbed into our fleet, but everyone had a job before it was delivered. And I have a strange feeling that if the 30 of which we’ll take possession in the next year, similar circumstances will prevail. I can’t guarantee it but I think I’ll be dog-gone surprised if that’s not the case.

Daniel Henriques - Goldman Sachs - Analyst

In 2006 there were about 100 deliveries. What’s your — in your latest count, how many do you think will be delivered in 2007?

Dean Taylor - Tidewater - Chairman, President and CEO

We’re not keeping track of shipyard delays of other companies. As Steve said, we’re not experiencing any delays in our order book. So it’s hard to say what the other companies are seeing in terms of delays, but nominally there’s supposed to be about 135 vessels delivered in the next 12 months through 2007. Whether that occurs or not, who knows, and whether we make some more deals in the meantime where some of those come to us, who knows. So I think that, you know, yes, there’s concern, but we feel like it’s a situation that hopefully we can manage, and we just need to go do it.

Daniel Henriques - Goldman Sachs - Analyst

Finally, one housekeeping question. Last quarter you quantified the change in tax rate, I think last quarter it was about $0.05, this quarter you’re assuming a lower tax rate again for the year. What was the EPS impact this quarter? I calculated it. Just want to make sure.

Dean Taylor - Tidewater - Chairman, President and CEO

Should be somewhere between $0.03 and $0.04. 1% times pretax earnings for the first six months. I don’t have that number. The number divided by 55.8.

Daniel Henriques - Goldman Sachs - Analyst

okay. And what’s your — I’m sorry.

Dean Taylor - Tidewater - Chairman, President and CEO

I think pretax earnings were somewhere north of $220 million, so you’d start off with about $2.4 million divided by 55.8, and I guess it rounds to $0.04.

Daniel Henriques - Goldman Sachs - Analyst

and do you have a best guess for your tax rate for fiscal 2008 at this point?

Dean Taylor - Tidewater - Chairman, President and CEO

We’re in the middle of the budgeting process, but certainly I expect it to be lower than the 21% that I expect for this year. Joe and I talked about that this morning. I’d go on the record and say way expect it to be somewhere around 19% next fiscal year.

Daniel Henriques - Goldman Sachs - Analyst

thank you.

Operator

[OPERATOR INSTRUCTIONS]

Dean Taylor - Tidewater - Chairman, President and CEO

Okay. Well, we thank everyone for your participation in our call this morning. We thank you for your interest in our company. We wish everyone well. Thanks very much.

Operator

This concludes today’s conference. You may now disconnect.

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